JPMORGAN CHASE & CO.

Filed Pursuant to Rule 433
Registration No. 333-169900
Dated: May 5, 2011

Pricing Term Sheet

This term sheet supplements the information set forth under "Description of the Notes" in the Prospectus Supplement, subject to completion, dated May 5, 2011 to the Prospectus dated October 13, 2010.
Issuer:	JPMorgan Chase & Co.
Security:	4.625% Notes due 2021
Ratings:	Aa3/A+/AA-
Currency:	USD
Size:	$2,000,000,000
Security Type:	SEC Registered Senior Notes
Maturity:	May 10, 2021
Coupon:	4.625%
Payment Frequency:	Semi-Annually
Day Count Convention:	30/360
Benchmark Treasury:	3.625% US Treasury due 02/21
Spread to Benchmark Treasury:	+148 basis points
Benchmark Treasury Spot and Yield:	103-28+; 3.159%
Price to Public:	99.889% of face amount
Yield to maturity:	4.639%
Proceeds (Before Expenses) to Issuer:	$1,988,780,000 (99.439%)
Interest Payment Dates:	May 10 and November 10 of each year, commencing November 10, 2011
Business Day:	New York and London
Trade Date:	May 5, 2011
Settlement Date:	May 10, 2011 (T+3)
Denominations	$2,000 x $1,000
CUSIP/ISIN:	46625HHZ6 / US46625HHZ64
Sole Bookrunner:	J.P. Morgan Securities LLC
Co-Managers:	Lebenthal & Co., LLC The Williams Capital Group, L.P.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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